Exhibit 99.1

ImageWare Systems Issues Corporate Update

 - Q3 Revenues up 29% to $1.2 Million -

SAN DIEGO, CA – November 16, 2015 – ImageWare Systems, Inc. (OTCQB: IWSY) (ImageWare), a leader in mobile and cloud-based, multi-modal biometric identity management solutions, has issued financial results for the third quarter ended September 30, 2015, as well as a corporate update to highlight the company’s progress since its last quarterly update on August 10, 2015.

Operational Highlights

•
Strategic partnership with Extenua has gone live on Amazon Web Services. American Systems Corporation along with several U.S. federal agencies have already signed up as initial users of the joint product.

•	Partnered with CDW Corporation to provide ImageWare’s GoVerifyID® and IWS Cloud ID® products to CDW customers.

Management Commentary

“We continue to make progress on various partnerships,” said Jim Miller, ImageWare’s chairman and CEO. “As recently announced, our partnership with Extenua has advanced to the next stage of its product launch cycle. This partnership has evolved from testing, to agreement, to integration, and now official market launch. The operating cycle of these events is what we’ve expected from the outset of our go-to-market strategy, and we will continue to validate this strategy through the advancement of our commercial partnerships.

“We continue to believe we have the right products in the right place at the right time, especially as consumer adoption gains traction across the globe. The growing need for biometric solutions is further demonstrated by the organizations that experience security breaches each and every day. These secular trends drive our strong outlook for ImageWare as we look to leverage our commercial partners to reach millions of users across the globe.”

Third Quarter 2015 Financial Results

Total revenues in the third quarter of 2015 increased 29% to $1.2 million compared to $0.9 million in the third quarter of 2014, primarily due to software license revenues in connection with the U.S. Department of Veteran Affairs.

Gross margin in the third quarter of 2015 was essentially unchanged at 72.9% compared to 73.0% in the third quarter of 2014.

Net loss in the third quarter of 2015 was $1.9 million or ($0.02) per basic share, compared to a net loss of $2.2 million or ($0.02) per basic share in the third quarter of 2014.

At September 30, 2015, cash and cash equivalents totaled $4.9 million compared to $0.2 million at December 31, 2014. The increase is a result of the company’s convertible preferred offering completed in February 2015.

Conference Call

ImageWare will hold a conference call tomorrow at 11:00 a.m. Eastern time (8:00 a.m. Pacific time) to discuss its third quarter 2015 results. The company’s Chairman and CEO Jim Miller and CFO Wayne Wetherell will host the conference call, followed by a question and answer period.

Date: Tuesday, November 17, 2015
Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-856-1968
International dial-in number: 1-719-325-4745
Conference ID: 1418145

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at
http://public.viavid.com/index.php?id=116924 and via ImageWare’s investor relations section at www.iwsinc.com.

A replay of the conference call will be available after 2:00 p.m. Eastern time tomorrow through December 17, 2015.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 1418145

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (OTCQB: IWSY) is a leading developer of mobile and cloud-based identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, ImageWare's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials, including national IDs, passports, driver's licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint livescan and investigative capabilities. ImageWare is headquartered in San Diego, CA, with offices in Portland, OR, Washington, D.C., and Ottawa, Ontario. For more information on ImageWare Systems, Inc., please visit www.iwsinc.com.

Forward Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if,” “should” and “will” and similar expressions as they relate to ImageWare Systems, Inc. (“ImageWare”) are intended to identify such forward-looking statements. ImageWare may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ImageWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its other reports filed with the Securities and Exchange Commission under the Securities 3 Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations:

Liolios
Cody Slach
Tel 1-949-574-3860
IWSY@liolios.com

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except share and per share data)

	September 30, 2015	December 31, 2014
Assets
Cash	$4,933	$218
Accounts receivable, net	1,044	266
Inventories	378	916
Other current assets	139	86
Property and equipment, net	182	211
Other assets	110	153
Intangible assets, net	124	144
Goodwill	3,416	3,416
Total Assets	$10,326	$5,410

Liabilities and Shareholders' Equity:
Current liabilities	$2,568	$3,299
Convertible line of credit to related party net of discount	—	1,311
Pension obligation	1,867	1,834
Shareholders’ equity (deficit)	5,891	(1,034)
Total Liabilities and Shareholders’ Equity	$10,326	$5,410

IMAGEWARE SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Product	$552	$362	$1,952	$1,077
Maintenance	629	557	1,916	1,842
Total Revenues	1,181	919	3,868	2,919

Cost of Revenue
Product	124	77	786	195
Maintenance	197	171	618	536

Gross profit	860	671	2,464	2,188
	73%	73%	64%	75%
Operating Expenses
General & administrative	907	971	2,611	2,861
Sales and marketing	663	567	2,030	1,781
Research and development	1,203	1,210	3,350	3,391
Depreciation and amortization	40	45	123	134
Total Operating Expenses	2,813	2,793	8,114	8,167

Loss from operations	(1,953)	(2,122)	(5,650)	(5,979)

Interest (income) expense, net	1	104	436	288
Other (income) expense, net	(99)	(1)	(145)	(289)

Income (loss) from continuing operations before income taxes	(1,855)	(2,225)	(5,941)	(5,978)

Income taxes	3	3	11	15

Income (loss) from continuing operations	(1,858)	(2,228)	(5,952)	(5,993)

Net income (loss)	$(1,858)	$(2,228)	$(5,952)	$(5,993)
Preferred dividends	(306)	(13)	(812)	(38)
Net (income) loss available to common shareholders	$(2,164)	$(2,241)	$(6,764)	$(6,031)

Per share data - basic
Net income (loss) from continuing operations	$(0.02)	$(0.02)	$(0.06)	$(0.07)
Preferred dividends	-	-	(0.01)	-
Basic income (loss) per share available to common shareholders	$(0.02)	$(0.02)	$(0.07)	$(0.07)

Basic weighted-average common shares	93,876,339	93,162,548	93,690,097	91,260,530